UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2020
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OPTINOSE, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-38241	42-1771610
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1020 Stony Hill Road, Suite 300
Yardley, Pennsylvania 19067
(Address of principal executive offices and zip code)

(267) 364-3500
(Registrant’s telephone number, including area code)
(Former name or former address, if changed from last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

☒	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	OPTN	Nasdaq Global Select Market

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, OptiNose, Inc. (the “Company”) and its subsidiaries, OptiNose US, Inc. (the “Issuer”), OptiNose UK Limited (the “UK Guarantor”) and OptiNose AS (the “Norwegian Guarantor” and together with the Company and the UK Guarantor, the “Guarantors”), entered into a Note Purchase Agreement (the “Note Purchase Agreement”) on September 12, 2019 (the “Initial Closing Date”), as amended on August 13, 2020 (the “Amendment”), among the Issuer, the Guarantors, BioPharma Credit PLC, as collateral agent (the “Collateral Agent”), and the purchasers party thereto from time to time (the “Purchasers”), providing for the issuance of up to $150 million of senior secured notes (the “Notes”). $80 million of the Notes were issued on the Initial Closing Date by the Issuer and an additional $30 million of the Notes were issued on February 13, 2020.

On December 1, 2020 (the “Third Delayed Draw Closing Date”), an additional $20 million of Notes were issued by the Issuer and sold to the Purchasers (the “Third Delayed Draw Notes”) pursuant to the terms of the Note Purchase Agreement. The unpaid principal amount under the Third Delayed Draw Notes is due and payable on September 12, 2024 (the “Maturity Date”). The proceeds of the Third Delayed Draw Notes will be used for general corporate purposes. The Third Delayed Draw Notes bear interest at a fixed per annum rate of 10.75%. The Issuer is required to make quarterly interest payments on the 15th day of each of March, June, September and December (each, a “Payment Date”), until the Maturity Date. The Third Delayed Draw Notes require amortization payments in respect of the principal amount of the Third Delayed Draw Notes, which amounts are payable in 8 equal quarterly installments beginning on the first Payment Date following the 39-month anniversary of the Initial Closing Date and continuing until the Maturity Date; provided that the Company may, at its election and upon achieving certain trailing four-quarter consolidated XHANCE net sales and royalties, postpone any such amortization payment until the Maturity Date.

Subject to certain exceptions, the Issuer is required to repay the Third Delayed Draw Notes in full upon the occurrence of a change of control. In addition, the Issuer may make voluntary prepayments of the outstanding Notes, in whole or in part. All mandatory and voluntary prepayments of the Third Delayed Draw Notes are subject to the payment of prepayment premiums as follows: (i) if prepayment occurs prior to the third anniversary of the Initial Closing Date, an amount equal to 2% of the principal prepaid, (ii) if prepayment occurs on or after the third anniversary of the Initial Closing Date but prior to the fourth anniversary of the Initial Closing Date, an amount equal to 1% of the principal prepaid, and (iii) if prepayment occurs on or after the fourth anniversary of the Initial Closing Date, no prepayment premium is required. Additionally, the Company is also required to pay a make-whole amount in respect of any principal payments (whether mandatory, voluntary or at maturity) on the Third Delayed Draw Notes made prior to the 30-month anniversary of the Third Delayed Draw Closing Date, in an amount equal to the interest that would have accrued in respect of such Third Delayed Draw Notes but for such principal payment.

The Notes are guaranteed by the Guarantors and are secured by a pledge of substantially all of their assets. The Notes are also subject to affirmative and negative covenants (including financial covenants), representations and warranties, events of default and certain other terms as set forth in the Note Purchase Agreement and the Amendment.

The final $20 million of Notes that may be issued pursuant to the terms of the Amendment remain subject to the achievement of certain future XHANCE net sales and royalty thresholds and other conditions.

The foregoing descriptions of the Notes (including the Third Delayed Draw Notes), the Note Purchase Agreement and the Amendment do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Note Purchase Agreement (which includes the form of the Third Delayed Draw Notes), which is filed as Exhibit 10.1 to the Form 8-K filed by the Company with the SEC on September 12, 2019, and the full text of the Amendment, which is filed as Exhibit 10.1 to the Form 8-K filed by the Company with the SEC on August 18, 2020, both of which are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OptiNose, Inc.
By: /s/ Keith A. Goldan
Keith A. Goldan
Chief Financial Officer
Date: December 2, 2020